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PRESS RELEASE
Thursday, June 21, 8:01 a.m. EST

                   DYNEGY ANNOUNCES STOCK REPURCHASE PROGRAM
  REFLECTS MANAGEMENT CONFIDENCE IN EARNINGS GROWTH AND EXECUTION CAPABILITIES

     HOUSTON--(BUSINESS WIRE)--June 21, 2001--Dynegy Inc. (NYSE:DYN - news) today announced a stock repurchase program of up to six million shares or $250 million of its outstanding Class A Common Stock. The shares can be repurchased in the open market and private transactions. Repurchased shares will be held as treasury stock and will be available for general corporate purposes.

     "Dynegy's earnings and cash flow to date have exceeded expectations. In addition, we have found that we can execute our communications strategy with less capital," said Chuck Watson, chairman and chief executive officer of Dynegy Inc. "As Dynegy's chairman and chief executive officer, I can think of no better use of this capital than to invest it in the company at the current stock price."

     The company noted that the Federal Energy Regulatory Commission (FERC) order to extend its spot market price mitigation plan to the 11-state western region is not expected to adversely impact the company's earnings or strategy. Dynegy has committed virtually all of its capacity to the state through a long-term power contract between Dynegy and NRG Energy's affiliates, El Segundo Power LLC, Long Beach Generation LLC and Cabrillo I LLC, and the California Department of Water Resources.

     Dynegy also reaffirmed its confidence in the company's ability to meet or exceed its 2001 earnings per share estimate of $1.93 to $1.98 and confirmed its 2002 growth rate of at least 20 to 25 percent.

     Dynegy Inc. is a leading provider of energy and communications solutions to customers in North America, the United Kingdom and Continental Europe. The company's leadership position extends across the entire convergence value chain, including power generation and wholesale and direct commercial and industrial marketing and trading of power, natural gas, coal, emission allowances, weather derivatives and broadband. The company is also involved in the transportation, gathering and processing of natural gas liquids and the transmission and distribution of electricity and natural gas to retail consumers.

     Certain statements included in this news release are intended as "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. These statements include assumptions, expectations, predictions, intentions or beliefs about future events. Dynegy cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. Some of the key factors that could cause actual results to vary from those Dynegy expects include changes in commodity prices for energy or communications products or services; the timing and extent of deregulation of energy markets in the U.S. and Europe; general capital market conditions; the effectiveness of Dynegy's risk management policies and procedures; the liquidity and competitiveness of wholesale trading markets for energy commodities, including the impact of electronic or online trading in these markets;
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operational factors affecting Dynegy's power generation or Dynegy's midstream natural gas facilities; uncertainties regarding the development of, and competition within, the market for broadband services in the U.S. and Europe; and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting Dynegy's business. More information about the risks and uncertainties relating to these forward-looking statements are found in Dynegy's SEC filings, which are available free of charge on the SEC's web site at http://www.sec.gov.

Contact:

Dynegy Inc., Houston
Analysts:
Margaret Nollen, Arthur Shannon or Katie Pipkin,
713/507-6466

or

Media:
Deborah Fiorito, John Sousa or Steve Stengel,
713/767-5800



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